UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

Zalatoris Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Zalatoris Acquisition Corp.

99 Wall Street, Suite 5801

New York, NY 10005

(917) 675-3106

SUPPLEMENT TO

2023 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

DATED DECEMBER 7, 2023

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 29, 2023

December 19, 2023

This Supplement provides updated information with respect to the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Zalatoris Acquisition Corp. (the “Company”) to be held on December 29, 2023.

On December 14, 2023, the Company commenced distribution of the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) for the Annual Meeting and notice of availability of the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

Withdrawal of Shareholder Proposal

The Company has withdrawn Proposal 1: Founder Share Amendment Proposal (“Proposal 1”) and Proposal 2: Action by Written Consent Amendment Proposal (“Proposal 2”; with Proposal 1, the “Withdrawn Proposals”). Therefore, the Withdrawn Proposals will not be presented or voted upon at the Annual Meeting, no votes cast in regard the Withdrawn Proposals will be tabulated or reported, nor will the Company’s public stockholders receive any redemption rights in regard to the Withdrawn Proposals.

While the Company will not address the Withdrawn Proposals at the Annual Meeting, the Company expects that its stockholders will consider and vote upon the Withdrawn Proposals at a special meeting to be scheduled in the first quarter of 2024.

Voting Matters

Notwithstanding the withdrawal of the Withdrawn Proposals, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and the Company will not distribute new voting instructions or proxy cards.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form, disregarding Proposal 1 and Proposal 2.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.